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                                                                   EXHIBIT 10.13
March 7, 1998

Ronald A. Rittenmeyer

Ryder TRS, Inc.

1560 Broadway, Suite 1800

Denver, Colorado 80202

Re:  Employment Agreement

Dear Ron:

I have been advised that certain provisions of my employment agreement with the Company dated December 18, 1997 may give rise to so-called "parachute payments" under Section 280G of the Internal Revenue Code.

While my rights under my employment agreement are fully enforceable by me, I hereby agree to waive all right and entitlement to the "Executive Severance" and "Executive Stay-on Bonus" (collectively, the "Parachute Payments") to be provided to me by the Company under the terms of my employment agreement.

My waiver of the Parachute Payments is subject to and conditioned on the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of March 4, 1998 by and among Ryder TRS, Inc., Questor Partners Fund, L.P., Questor Side-By-Side Partners, L.P., Madison Dearborn Capital Partners, L.P., BDG Corporation and Budget Group, Inc. (the "Merger Agreement"). If the Merger Agreement is terminated prior to the "Closing" (as defined in the Merger Agreement) as provided in Section 10.1 of the Merger Agreement, my waiver of the Parachute Payments shall be deemed rescinded, and the existing terms of my employment agreement will continue to apply without regard to this waiver. Except as otherwise provided herein, my waiver of the Parachute Payments shall not affect any other benefits provided under my employment agreement.

Please acknowledge receipt and your agreement to the matters set forth in this letter.

Very truly yours,

/s/ TOM ARNST

Tom Arnst


Accepted and Agreed to:

RYDER TRS, INC.

/s/ RONALD A. RITTENMEYER
____________________________
Ronald A. Rittenmeyer